UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2017

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On February 28, 2017, DexCom, Inc. (“DexCom”), committed to borrow $75 million in principal amount under its existing $200 million revolving credit facility to increase its cash position to fund certain of its near term capital expenditures, working capital requirements, and for general corporate purposes. The credit facility was established pursuant to its Credit Agreement, dated June 17, 2016, by and among DexCom, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, Silicon Valley Bank and Union Bank (the “Credit Agreement”).

DexCom has selected a revolving loan at an adjusted LIBOR-based rate plus a margin of 1.75%. The rate of interest on this $75 million revolving loan for the selected interest period is 3.19% percent. After taking into account this draw down under the Credit Agreement, DexCom has an additional $125 million available under the Credit Agreement. The borrowed funds were received by DexCom on March 3, 2017. The term of the borrowing is six months and the total interest anticipated on the borrowing during that period is approximately $1.2 million.

The Credit Agreement is described under Item 1.01 of DexCom’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2016, which description is incorporated by reference herein. Such description is also qualified by the full text of the Credit Agreement, which was filed as Exhibit 10.38 to DexCom’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, as filed with the Securities and Exchange Commission on August 2, 2016, which filing and exhibit are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Patrick M. Murphy
Patrick M. Murphy
General Counsel

Date: March 6, 2017